Exhibit 19.1

Xometry, Inc.

Insider Trading Policy

This Insider Trading Policy (this “Policy”) is a supplement to the Company’s Code of Business Conduct and Ethics (the “Code”) and should be read in conjunction with the Code. After carefully reviewing this Policy, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Policy. The acknowledgment must be returned either electronically in a manner provided for by the Company or to the person designated as the Company’s Compliance Officer (the “Compliance Officer”) or such Compliance Officer’s designee within ten (10) business days of your receipt of the Code and on an annual basis as the Company may require.

Policy Principles

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Employees, directors, other applicable members of management and designated consultants (each a “Covered Person,” and collectively, “Covered Persons”) of Xometry, Inc. and its affiliates (together, the “Company”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in the Company’s securities.
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Covered Persons who are aware of material nonpublic information relating to the Company may not engage in transactions in the Company’s securities except as permitted by this Policy and applicable law.
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Covered Persons may not disclose material nonpublic information outside of the Company unless the disclosure is made in accordance with a specific Company policy that authorizes such disclosure.
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Covered Persons may not disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information.
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Covered Persons may not recommend the purchase or sale of any Company’s securities.
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Changes to this Policy require approval by the Company’s Board of Directors (the “Board”) or a duly appointed committee of the Board.

Policy Q&A

Policy Scope and Purpose

Q: Why do we have an insider trading policy?

A: During the course of your relationship with the Company, you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This Policy sets forth guidelines with respect to transactions in Company securities by persons subject to this Policy.

Q: Who is subject to this Policy?

A: This Policy applies to you and all other Covered Persons. This Policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by the Company, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

In addition, if you are an officer or director of the Company, an employee or designated consultant of the Company described on Appendix A or are otherwise designated by the Compliance Officer or the CEO (“Specified Persons”), you and your Related Persons are subject to the quarterly trading blackout periods described below.

Q: Whose responsibility is it to comply with this Policy?

A: Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties as well as disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Q: What transactions are subject to this Policy?

A: This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Insider Trading and Material Nonpublic Information

Q: What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about the Company or another publicly traded company that the Company has business relationships with and you trade in the Company’s or such other company’s securities, you have broken the law.

Q: Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

Q: What is material information?

A: It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Q: What are examples of material information?

A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

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financial results or forecasts;
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acquisitions, dispositions or other strategic transactions;
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events regarding the Company’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in the Company’s dividend policies or amounts);
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major contracts or contract cancellations;
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gain or loss of a significant customer;
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pricing changes;
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new product releases;
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significant product problems or security incidents;
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top management or control changes;
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financial restatements or significant writeoffs;
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employee layoffs;

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a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
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proxy fights;
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actual or threatened major litigation, Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
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impending bankruptcy;
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communications with government agencies; and
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notice of issuance of patents.

Q: When is information considered public?

A: The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with the Company’s Corporate Disclosure Policy.

Q: Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q: What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

Q: Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q: What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director or consultant of the Company (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that material nonpublic information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

Q: What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security related to the Company’s common stock, since that could be a form of tipping.

Q: Does this Policy or the insider trading laws apply to me if I work outside the U.S.?

A: Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a director, employee or consultant of the Company, our policies apply to you no matter where you work.

Q: Am I restricted from trading securities of any companies other than the Company, for example a customer or competitor of the Company?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.

Q: So, when can I buy or sell my Company securities?

A: If you are aware of material nonpublic information, you may not buy or sell common stock of the Company until two (2) full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in securities of the Company on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in securities of the Company on Monday. As discussed further below, even if you are not aware of any material nonpublic information, you may not trade common stock of the Company during any trading “blackout” period that applies to you. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Blackout Periods

Q: What is a quarterly trading blackout period?

A: To minimize the appearance of insider trading by the Company’s officers, directors, Specified Persons, and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Company securities. That means that, except as described in this Policy, all officers, directors, Specified Personnel, and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two (2) full trading days have has elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.

Q: What are the Company’s quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the 15th day of the third month of each fiscal quarter and end after two (2) full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.

Q: Can the Company’s quarterly trading blackout periods change?

A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Company officers, directors, Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q: Does the Company have blackout periods other than quarterly trading blackout periods?

A: Yes. From time to time, an event may occur that is material to the Company and is known by only a few officers, directors and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Q: If I am subject to a blackout period and I have an open order to buy or sell Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 Trading Plan, you will have violated this Policy and may also have violated insider trading laws.

Q: Am I subject to trading blackout periods if I am no longer an employee, director or consultant of the Company?

A: It depends. If your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to the trading blackout period after you leave the Company, you should not trade in Company securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.

Q: Are there any exceptions to this policy?

A: There are no exceptions to this Policy, except as specifically noted below.

Q: Can I exercise options granted to me by the Company, or participate in a Company employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may purchase shares by exercising your options or participating in a Company employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

Q: What tax withholding transactions are not restricted by this Policy?

A: This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units issued by the Company. Of course, any market sale of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q: Are mutual funds holding Company common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Company stock at any time.

Q: What are the rules that apply to 10b5-1 Automatic Trading Programs?

A: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating to the Company and when you were not otherwise subject to a trading blackout period. Please see the requirements set forth in our current Rule 10b5-1 trading plan guidelines attached as Appendix B hereto for further information.

Moreover, all Trading Plans to be adopted by officers, directors, Specified Personnel and their Related Persons must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. See “Pre-Clearance of Transactions in Company Stock” below.

Q: Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: Because of the potential for the appearance of impropriety, as a general matter gifts should only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period. For example, charities that receive gifted stock typically immediately sell the stock into the public market, potentially subjecting you to “tipper” liability if you were in possession of material nonpublic information at the time of the gift. At such time when you are aware of material nonpublic information or during a trading blackout period applicable to you, you may only make bona fide gifts of Company stock if the gift has been pre-cleared by the Compliance Coordinator identified in the Company’s Section 16 Compliance Program (the “Compliance Coordinator”). Pre-clearance must be obtained at least two (2) business days in advance of the proposed gift, and pre-cleared gifts not completed within five (5) business days will require new pre-clearance. The Company may choose to shorten this period.

Q: Are purchases of Company stock in a 401(k) plan allowed by this Policy?

A: This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of your Company stock fund; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Margin Accounts, Pledging Shares, Hedging and Other Speculation in Company Stock

Q: Can I purchase Company securities on margin or hold them in a margin account?

A: No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Company securities. Holding the Company’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Company common stock on margin or hold it in a margin account at any time.

Q: Can I pledge my Company shares as collateral for a loan?

A: No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

Q: What is problematic about margin accounts and pledged securities?

A: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Q: Can I hedge my ownership position in the Company?

A: No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by this Policy.

Q: Why are hedging transactions prohibited?

A: Such transactions may permit a person subject to this Policy to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.

Q: Am I allowed to trade derivative securities of Company common stock?

A: No. You may not trade in derivative securities related to Company common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of Company common stock at any time.

Q: What are derivative securities?

A: “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under the Company’s equity compensation plans, which are not derivative securities for purposes of this Policy.

Q: What is short selling?

A: “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

Q: Why does the Company prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. The Company is dedicated to building stockholder value; short selling the Company’s common stock conflicts with its values and would not be well-received by its stockholders.

Q: What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

Q: What are the concerns about standing and limit orders?

A: Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance of Transactions in Company Stock

Q: Who is required to pre-clear and provide advance notice of transactions?

A: In addition to the requirements above, the Specified Persons face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Coordinator at least one (1) business day in advance of the proposed transaction. The Compliance Coordinator will determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions (other than gifts) not completed within two (2) business days will require new pre-clearance. The Company may choose to shorten this period.

In addition, all Trading Plans to be adopted by Covered Persons and their Related Persons must be reviewed and approved pursuant to the terms of the Company’s Rule 10b5-1 Trading Plan Guidelines before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. Please see the Company’s Rule 10b5-1 Trading

Plan Guidelines attached hereto as Appendix B for information on Trading Plan requirements and when and how to seek such approval.

Q: Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A: Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Coordinator. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator so that the Company may assist in any Section 16 reporting obligations.

Q: What additional requirements apply to individuals subject to Section 16?

A: Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Sanctions and Other Information

Q: What happens if I violate this Policy?

A: Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company.

Q: What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q: What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q: Who should I contact if I have questions about this Policy or specific trades?

A: You should email the Compliance Coordinator at legalcompliance@xometry.com.

Q: Do changes to this Policy require approval by the Board?

A: Yes. Changes to this Policy require approval by the Board or a duly appointed committee of the Board.

Approved by the Board of Directors: June 17, 2021

Effective: June 29, 2021

Amended: August 7, 2023

Appendix A

Specified Personnel

Subject to Quarterly Trading Blackout Periods

All directors

All executive officers

General Counsel

Chief Product Officer

Chief Marketing Officer

Chief People Officer or Chief Human Resources Officer

SVP Marketing

SVP or VP Finance

Controller

Assistant Controller

SVP or VP SEC/Financial Reporting

Managing Director Xometry Europe and similar roles in other locations

A-1

Appendix B

Xometry, Inc.

Rule 10b5-1 Trading Plan Guidelines

These guidelines apply to any Rule 10b5-1 trading plan covering publicly traded stock of Xometry, Inc. (the “Company”) proposed to be adopted by any of the Company’s directors, officers (within the meaning of Rule 16a-1 promulgated under the Exchange Act) (each, a “Section 16 Officer”) or employees. In addition to honoring these guidelines, all Rule 10b5-1 trading plans adopted by directors, Section 16 Officers or employees, along with any amendments or modifications to those plans, must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Plan Adoption and Approval. The Rule 10b5-1 trading plan must be in writing and signed by the participant establishing the plan. The Company may keep a copy of each Rule 10b5-1 trading plan. The person designated as the Company’s Compliance Officer (the “Compliance Officer”) or an individual designated by the Compliance Officer must pre-approve, in writing, each Rule 10b5-1 trading plan, including any amendment, modification or termination. You must provide the plan for approval at least two business days in advance of adoption. Once approved by the Compliance Officer, the plan must be signed by you and the broker before the next closing of a trading window, and a signed copy of the plan must be provided by you to the Compliance Officer as soon as practicable thereafter. In the event you and the broker do not sign the plan by such deadline, you must seek new approval for the plan to be implemented during a later open trading window. You must enter into a plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act. In addition, you must act in good faith with respect to such plan.

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Representation/Certification. The Rule 10b5-1 trading plan must include a representation certifying that, at the time of adoption, the participant: (i) is not aware of any material nonpublic information about the Company or its securities and (ii) is adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act.

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Timing and Term of a Plan. There are limits on when a Rule 10b5-1 trading plan can be adopted, so plan ahead. In short, you can only set up a Rule 10b5-1 trading plan when (1) the trading window under our Insider Trading Policy is open and (2) you do not possess material nonpublic information about the Company. Each Rule 10b5-1 trading plan must have a term of at least six months but no longer than 24 months; provided, however, that the maximum term does not apply to plans solely providing for Qualified Sell-to-Cover Transactions (as defined below). That said, a Rule 10b5-1 trading plan may provide for early termination at any time after 90 days following the termination of your employment or directorship. In addition, transactions under a Rule 10b5-1 trading plan (other than Qualified Sell-to-Cover Transactions) may not be scheduled to occur as of a date that is within either the five business days prior to or two business days following the public dissemination of the Company’s annual or quarterly financial results for the most recently ended financial period (the “Earnings 10b5-1 Plan Blackout Period”). If the Company delays or changes the timing of such reporting, and transactions under your Rule 10b5-1 trading plan are scheduled to occur within such seven business day period, your Rule 10b5-1 trading plan must include language instructing the broker to not execute trades (other than Qualified Sell-to-Cover Transactions) during the Earnings 10b5-1 Plan Blackout Period.

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Timing of a Plan Amendment or Modification. You must pre-clear any modification of a Rule 10b5-1 trading plan with the Compliance Officer or an individual designated by the Compliance Officer, consistent with the timing and delivery requirements under “Plan Adoption and Approval” above. Each Rule 10b5-1 trading plan may be amended or modified to change the amount, price or timing of the purchase or sale of the securities underlying a Rule 10b5-1 trading plan (a “Material Modification”) only when (1) the trading window under our Insider Trading Policy is open and (2) you do not possess material nonpublic information about the Company. Any Material Modification must include the representation set forth under “Representation/Certification” above. A Material Modification of a Rule 10b5-1 trading plan may not be entered into more than once in any 12-month period. If you enter into separate contracts at the same time with different agents to execute trades that are collectively compliant with Rule 10b5-1, such contracts may be treated as a single plan and a Material Modification of any such contract will be considered a Material Modification of the other such contracts.

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Termination. You must pre-clear any termination of a Rule 10b5-1 trading plan with the Compliance Officer or an individual designated by the Compliance Officer. In addition, you must promptly notify the Compliance Officer or an individual designated by the Compliance Officer following any pre-approved termination of a Rule 10b5-1 trading plan. You are discouraged from terminating a Rule 10b5-1 trading plan while in possession of material nonpublic information. In addition, you are discouraged from terminating a Rule 10b5-1 trading plan during a closed trading window under the Company’s Insider Trading Policy. If you terminate your Rule 10b5-1 trading plan early, you must wait at least 30 days before trading outside of the Rule 10b5-1 trading plan.

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Delayed Effectiveness of First Trade. The first trade under a newly adopted Rule 10b5-1 trading plan cannot occur until the expiration of the applicable waiting period (the “Waiting Period”) as follows: (i) if the participant is a director or Section 16 Officer of the Company, the later of (A) 90 days following the adoption of the Rule 10b5-1 trading plan or (B) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the plan), and (ii) for all other participants, at least 30 days. Following a Material Modification of a Rule 10b5-1 trading plan, you may not trade under the plan until the expiration of the applicable Waiting Period measured from the date of the Material Modification.

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Relationships with Plan Broker; No Subsequent Influence. If the Rule 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), you cannot communicate any material nonpublic information about the Company to the broker, or attempt to influence how the broker exercises its discretion. In addition, any individual who is authorized to exercise discretion in executing your Rule 10b5-1 trading plan must be a different individual from the person who executes trades for you in other securities.

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Plan Specifications; Discretion Regarding Trades. The Rule 10b5-1 trading plan must specify the amount of stock to be purchased or sold, or specify or set an objective formula for determining the amount of stock to be sold. Other than plans providing for Qualified Sell-to-Cover Transactions, Rule 10b5-1 trading plans that are designed to effect the open-market purchase or sale of Company securities as a single trade may only be entered into once per 12-month period. Transaction types such as market, limit, and VWAP orders are allowed. Each Rule 10b5-1 trading plan should specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading. While the Company generally will not comment on the specific trading instructions proposed to be included in a Rule 10b5-1 trading plan, the Company may, in the exercise of his/her discretion, refrain from approving a proposed Rule 10b5-1 trading plan on the basis of the proposed trading instructions. For example, the Company likely will not approve a Rule 10b5-1 trading plan if the trading instructions provide for trades on a frequent (e.g., weekly) basis for an extended time period.

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Other Trades. Trading the Company’s securities outside of your Rule 10b5-1 trading plan could, in certain circumstances, jeopardize the validity of your plan. You should therefore exercise caution before making open-market purchases or sales of the Company’s securities while you have a Rule 10b5-1 trading plan in effect. In addition, you must comply with any applicable preclearance requirements under the Company’s Insider Trading Policy.

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Only One Plan in Effect at Any Time. You may have only one Rule 10b5-1 trading plan in effect at any time. However, you may, during the term of an existing plan, adopt one new Rule 10b5-1 trading plan to replace the existing plan, but only if the first scheduled trade under the new Rule 10b5-1 trading plan does not occur before all trades under the existing Rule 10b5-1 trading plan are completed or expire without execution; provided, however, that if you terminate the existing plan after adoption of the replacement plan but prior to the existing plan’s scheduled expiration, trades may not commence under the replacement plan until the expiration of the applicable Waiting Period, measured from the date of termination of the existing plan. This restriction on overlapping plans does not apply to plans providing for nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units (“Qualified Sell-to-Cover Transactions”).

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No Hedging. You are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding the Company’s securities. Likewise, before adopting a Rule 10b5-1 trading plan, you may not have entered into a transaction or position that has yet to settle with respect to the securities subject to the Rule 10b5-1 trading plan. You must also agree not to enter into any such transaction while your Rule 10b5-1 trading plan is in effect.

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Mandatory Suspension or Termination. Your Rule 10b5-1 trading plan must suspend or terminate trades if legal, regulatory, or contractual restrictions are imposed on your, or other events occur that would prohibit sales under such a plan. For example, trading would need to be suspended or the plan terminated if these guidelines were amended to preclude the particular sort of trade contemplated by the plan.

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Compliance with Rule 144. Each Rule 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Forms 144, when applicable. If you need additional information on Rule 144 and Form 144, please contact the Compliance Officer. If requested by the Company, you must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a Rule 10b5-1 trading plan.

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Broker Obligation to Provide Notice of Trades. Each Rule 10b5-1 trading plan must provide that the broker will promptly notify you and the Company of any trades under the plan so that, where required, you can make timely filings under the Exchange Act (i.e., no later than 6:00 p.m. Eastern Time on the day of the trade).

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Required Exchange Act Filings. Each Rule 10b5-1 trading plan must contain an explicit acknowledgement by you that all Section 16 filings required by the Exchange Act, as a result of or in connection with trades under the plan, are your sole obligation and not the Company’s. In addition, the Company is required to disclose certain information on a quarterly basis on Form 10-Q and 10-K with respect to the adoption, Material Modification or termination of Rule 10b5-1 trading plans by any director or Section 16 Officer. Directors and Section 16 Officers must, in any Section 16 filing reporting a transaction effected pursuant to a Rule 10b5-1 trading plan, check the appropriate box to indicate that the transaction is pursuant to a Rule 10b5-1 trading plan and provide the date of adoption of the plan. By entering into a Rule 10b5-1 trading plan, the Company’s directors and Section 16 Officers are deemed to understand, and agree to cooperate with the Company with respect to, such disclosure obligations, including by notifying the Compliance Officer of information relevant to the preparation of such disclosure.

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Company Not Party to the Plan. Your Rule 10b5-1 trading plan may not have the Company as party to the plan, although it can have a representation by you to the effect that the Company has reviewed the plan or a representative of the Company may sign an issuer statement as part of your plan if required by your plan administrator.

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Exceptions; Waivers. All requests for exceptions to or waivers of these guidelines must be reviewed and approved by the Compliance Officer or an individual designated by the Compliance Officer.

Exhibit A

Xometry, Inc.

INSIDER TRADER POLICY ACKNOWLEDGMENT

I hereby acknowledge that I have received, read, understand and will comply with Xometry, Inc.’s Insider Trading Policy (the “Policy”).

I will seek guidance from and raise concerns about possible violations of this Policy with my supervisor, management and the Compliance Officer.

I understand that my agreement to comply with this Policy does not constitute a contract of employment.

Please sign here: _________________________

Print Name: _____________________________

Date: __________________________________

This signed and completed form must be returned to the Compliance Officer within ten (10) business days of receiving this Policy.

A-1